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                         RPM, INC. AND SUBSIDIARIES
             CONSOLIDATED STATEMENTS OF COMPUTATIONS OF EARNINGS
                PER COMMON SHARE AND COMMON SHARE EQUIVALENTS
                                (Unaudited)

                                                                     Exhibit XI

                  (In thousands, except per share amounts)

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


                                                  Six Months Ended November 30,
                                                  -----------------------------
                                                       1994           1993
                                                  -------------   -------------
Shares Outstanding
 For computation of primary earnings per
   common share
     Weighted average shares                             56,781          56,020
     Net issuable common share equivalents                  318             350
                                                  -------------   -------------
       Total shares for primary earnings
         per share                                       57,099          56,370

 For computation of fully-diluted earnings
   per common share
     Additional shares issuable assuming
       conversion of convertible securities               7,813           8,483

     Additional common shares equivalents;
       ending market value higher than                      _              _
       average market value                       -------------   -------------

         Total shares for fully-diluted
           earnings per share                            64,912          64,853
                                                  =============   =============

Net Income
 Net income applicable to common shares for
   primary earnings per share                           $33,663         $29,195
     Add back interest net of tax on convertible
       securities assumed to be converted                 2,335           2,393
                                                  -------------   -------------

 Net income applicable to common shares for
   fully-diluted earnings                               $35,998         $31,588
                                                  =============   =============

 Earnings Per Common Share and Common Share
   Equivalents                                         $.59           $.52
                                                       ----           ----

 Earnings Per Common Share Assuming Full
   Dilution                                            $.55           $.49
                                                       ----           ----
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                  The accompanying notes to consolidated financial statements are an integral part of these statements.